Exhibit 99.1

News Release
For Release October 20, 2004
10:00 A.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Releases Third Quarter Earnings

Lexington, S.C. October 20, 2004 – Today First Community Corporation, the holding company for First Community Bank, reported net income for year-to-date 2004 and the third quarter of 2004. Net income for the third quarter of 2004 was $493 thousand compared to the third quarter of 2003 net income of $449 thousand, an increase of 9.8%. Diluted earnings per share were $.29 for the third quarter of 2004 compared to $.27 in the third quarter of 2003, an increase of 7.4%. Total assets were $262.0 million at September 30, 2004 compared to $205.0 million at September 30, 2003 an increase of 27.8%. Shareholders' equity at September30, 2004 was $20.8 million compared to $19.1 million at September30, 2003, an increase of 9.2%.

Net income for the nine months ended September 30, 2004 was $1.345 million compared to $1.358 million in 2003. Year-to-date diluted earnings per share for 2004 were $.80 compared to $.82 in 2003.

In addition to releasing third quarter earnings, the company also announced that the board of directors had approved a cash dividend for the third quarter of 2004. The company declared a $.05 per share dividend, payable November 15, 2004 to shareholders of record as of November 1, 2004.

On October 1, 2004 First Community Corporation completed a merger with DutchFork Bancshares, holding company for Newberry Federal Savings Bank. With this merger, First Community Bank is now the 18th largest commercial bank in South Carolina and the 6th largest publicly traded bank in the state with a deposit market share in excess of 4% in Richland, Lexington, and Newberry counties.

Mike Crapps, president and chief executive officer commented on the company's recent performance by saying, “We are very pleased with the Company's performance during the third quarter of 2004 with a 9.8% increase in net income over the third quarter of 2003 and we are excited about the future of our bank as we add the Newberry community to our market area. In addition to the recently completed merger, the bank continues its second phase of expansion which began with the opening of our Northeast Columbia banking office and continues with the construction of a new banking office in the Red Bank community of Lexington County which is scheduled to open in February of 2005.”

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates ten banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry (2), and Prosperity and recently announced plans for a new banking office in the Red Bank community in Lexington County. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Interest Income	$2,850	$2,490	$8,009	$7,519
Interest Expense	683	549	1,812	1,820

Net Interest Income	2,167	1,941	6,197	5,699
Provision for Loan Losses	40	35	170	132

Net Interest Income After Provision	2,127	1,906	6,027	5,567

Non-interest Income:
Deposit service charges	200	181	596	508
Mortgage origination fees	71	94	203	287
Other	149	96	422	283

Total non-interest income	420	371	1,221	1,078

Non-interest Expense:
Salaries and employee benefits	965	828	2,765	2,438
Occupancy	110	101	318	286
Equipment	233	209	678	562
Marketing and public relations	54	70	235	225
Amortization of intangibles	45	45	134	134
Other	393	331	1,076	911

Total non-interest expense	1,800	1,584	5,206	4,556

Income Before Taxes	747	693	2,042	2,089
Income Tax Expense	254	244	697	731

Net Income	$493	$449	$1,345	$1,358

Primary Earnings Per Share	$0.31	$0.28	$0.84	$0.85
Diluted Earnings Per Share	$0.29	$0.27	$0.80	$0.82

Average number of shares outstanding	1,614,962	1,589,623	1,606,390	1,589,023
Return on Average Assets	0.8%	0.9%	0.8%	0.9%
Return on Average Equity	9.6%	9.4%	9.0%	9.6%
Net Interest Margin	3.8%	4.1%	4.0%	4.0%